Exhibit 99.1


News
For Immediate Release                                  SILGAN HOLDINGS INC.
                                                       4 Landmark Square
                                                       Suite 400
                                                       Stamford, CT  06901

                                                       Telephone: (203) 975-7110
                                                       Fax:       (203) 975-7902


                                                                 Contact:
                                                                 Robert B. Lewis
                                                                 (203) 406-3160


                 SILGAN HOLDINGS ANNOUNCES RECORD THIRD QUARTER
                                    EARNINGS



STAMFORD, CT, October 22, 2008 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported record third quarter 2008 net income of $52.8 million, or $1.38 per diluted share, as compared to third quarter 2007 net income of $47.6 million, or $1.25 per diluted share. Results for the third quarter of 2008 included pre-tax rationalization charges of $2.4 million, or $0.07 per diluted share net of tax which includes the impact of a tax valuation allowance related to the rationalization activity. Results for the third quarter of 2007 included pre-tax rationalization charges of $0.7 million, or $0.01 per diluted share net of tax. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

"Despite a quarter that saw significant financial turmoil and a spike in commodity costs, we delivered record adjusted net income per diluted share of $1.45 for the third quarter of 2008, representing a 15 percent increase in adjusted net income per diluted share as compared to the


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SILGAN HOLDINGS
October 22, 2008
Page 2


third quarter of 2007. Our businesses continue to focus on cost control and manufacturing efficiencies to counteract these difficult market dynamics," said Tony Allott, President and CEO. "Our metal food container business showed modest unit volume growth as a result of a solid vegetable pack season. Our plastic container business successfully managed costs in light of the significant inflation in resin costs during the quarter. Demand levels for plastic bottles and closures for beverage products were negatively impacted by continued consumer pull backs. Finally, in our effort to stay ahead of the credit crisis, we did elect to borrow an incremental $200 million on our credit facility, which resulted in increased interest costs," continued Mr. Allott. "In light of the non-operational costs of carrying this additional liquidity, we are revising our full year earnings estimate of adjusted net income per diluted share to a range of $3.45 to $3.65," concluded Mr. Allott.

Net sales for the third quarter of 2008 were $964.3 million, an increase of $59.5 million, or 6.6 percent, as compared to $904.8 million in the third quarter of 2007. This increase was primarily the result of higher average selling prices across all businesses largely attributable to the pass through of higher raw material and other manufacturing costs, sales attributed to international closures operations acquired during the first half of 2008 and favorable foreign currency translation, partially offset by slightly lower unit volumes in the plastic container and closures businesses.

Income from operations for the third quarter of 2008 was $99.6 million, an increase of $7.0 million, or 7.6 percent, as compared to $92.6 million for the third quarter of 2007, and operating margin increased to 10.3 percent from 10.2 percent for the same periods. Income from operations increased significantly in our metal food container business but was partially offset by modest declines in the plastic container and closures businesses in the third quarter of 2008 as compared to the same period last year.

Interest and other debt expense for the third quarter of 2008 was $15.1 million, a decrease of $2.2 million as compared to 2007, which was primarily due to lower market interest rates. Interest expense would have been more favorable had the Company not chosen to borrow an additional


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SILGAN HOLDINGS
October 22, 2008
Page 3


$200 million on its credit facility in September as it remained cautious about the condition of the financial institutions in the current credit crisis.

During the third quarter of 2008, the Company approved a plan to cease operations of the closures manufacturing plant in Turkey resulting in a total rationalization charge of $3.3 million, of which $3.1 million, or $0.08 per diluted share net of tax, was recorded in the quarter. The total cash cost of this plan is expected to be $1.6 million.

The Company's effective tax rate for the third quarter of 2008 was 37.5 percent as compared to 36.8 percent in the same period of 2007. The effective tax rate for the third quarter of 2008 was negatively impacted by a $1.2 million valuation allowance against tax positions in Turkey related to the Company's decision to close the operating facility.

Metal Food Containers

Net sales of the metal food container business were $617.4 million for the third quarter of 2008, an increase of $32.3 million, or 5.5 percent, as compared to $585.1 million in 2007. This increase was primarily the result of higher average selling prices due to the pass through of higher raw material and other manufacturing costs and modestly higher unit volumes.

Income from operations of the metal food container business increased $13.9 million in the third quarter of 2008 to $76.6 million as compared to $62.7 million in the third quarter of 2007, and operating margin increased to 12.4 percent from 10.7 percent over the same periods. This increase was primarily the result of cost control and manufacturing efficiencies, the net impact of a larger third quarter 2007 inventory reduction versus the current year quarter and improved unit volumes. Additionally, the third quarter of 2008 included a rationalization credit of $0.5 million, while the third quarter of 2007 included rationalization charges of $0.7 million.


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SILGAN HOLDINGS
October 22, 2008
Page 4


Plastic Containers

Net sales of the plastic container business were $162.6 million in the third quarter of 2008, an increase of $9.5 million, or 6.2 percent, as compared to $153.1 million in the third quarter of 2007. This increase was due to higher average selling prices as a result of the pass through of higher raw material costs, partially offset by slight volume declines attributable to generally soft market demand.

Income from operations in the plastic container business for the third quarter of 2008 was $9.1 million, a decrease of $1.2 million as compared to $10.3 million in 2007, and operating margin decreased to 5.6 percent from 6.7 percent over the same periods. This decrease was attributable to inflation in resin costs not yet passed through to customers, other manufacturing cost inflation and slightly lower unit volumes, partially offset by ongoing benefits from cost controls. In addition, the plastic container business was negatively impacted by costs attributable to Hurricane Ike which caused damage and disruption to the Houston facility during the quarter.

Closures

Net sales of the closures business were $184.3 million in the third quarter of 2008, an increase of $17.7 million, or 10.6 percent, as compared to $166.6 million in the third quarter of 2007. This increase was primarily the result of sales from operations acquired in 2008 in Brazil, Spain and China, favorable foreign currency translation and higher average selling prices due to the pass through of higher raw material costs, partially offset by the impact of soft beverage demand on unit volumes.

Income from operations in the closures business for the third quarter of 2008 decreased $4.7 million to $17.1 million as compared to $21.8 million in 2007, and operating margin decreased to 9.3 percent from 13.1 percent over the same periods. This decrease was primarily due to rationalization charges of $2.8 million recognized in the third quarter of 2008 principally related to the shut down of the manufacturing facility in Turkey, inflation in manufacturing and other costs, including delays in passing through resin costs which spiked in the quarter, and a decrease in unit volumes.


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SILGAN HOLDINGS
October 22, 2008
Page 5

Nine Months

Net income for the first nine months of 2008 was $107.3 million, or $2.80 per diluted share, as compared to net income for the first nine months of 2007 of $102.9 million, or $2.70 per diluted share. Results for the first nine months of 2008 included rationalization charges of $0.20 per diluted share net of tax, as compared with rationalization charges of $0.07 per diluted share net of tax in the same period a year ago. Adjusted net income per diluted share for the first nine months of 2008 was $3.00 versus $2.77 in the prior year period.

Net sales for the first nine months of 2008 increased $140.2 million, or 6.3 percent, to $2.38 billion as compared to $2.24 billion for the first nine months of 2007. This increase was primarily due to higher average selling prices resulting from the pass through of inflation in raw material and other manufacturing costs, favorable foreign currency translation and an increase in unit volumes in the closures business, slightly offset by lower unit volumes in the metal food and plastic container businesses.

Income from operations for the first nine months of 2008 was $214.4 million, an increase of $1.2 million from the same period in 2007. This increase was primarily the result of improved manufacturing efficiencies and cost control across all businesses, management fee income from the management of the Brazilian White Cap closures operations prior to the acquisition and the net impact of a larger year-over-year inventory reduction in 2007 as compared to 2008 in the metal food container business. These increases were partially offset by inflation in manufacturing and other costs, higher depreciation expense, benefits realized in the first quarter of 2007 due to the lagged pass through of declines in resin costs in the plastic container and closures businesses and $5.8 million of higher rationalization charges incurred in 2008. Rationalization charges in 2008 related to the shut down of the Tarrant, Alabama metal food container manufacturing facility, the Richmond, Virginia plastic container manufacturing facility and the closures manufacturing facility in Turkey and the consolidation of certain activities and administrative positions within our European closures operations.

Interest and other debt expense for the first nine months of 2008 was $46.2 million, a decrease of $4.1 million as compared to the first nine months of 2007. This decrease was primarily due to

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SILGAN HOLDINGS
October 22, 2008
Page 6


lower market interest rates and higher interest income attributable to the cash on hand during 2008, partially offset by the effects of higher average borrowings.

The Company's effective tax rate for the first nine months of 2008 was 36.2 percent as compared to 36.8 percent in the same period of 2007. The 2008 effective tax rate benefited from a $1.7 million tax credit recorded in the second quarter relating to certain non-recurring state tax incentives, partially offset by the $1.2 million valuation allowance recorded in the third quarter related to the shut down of the Turkey operations.

Dividend

On September 15, 2008, the Company paid a quarterly cash dividend in the amount of $0.17 per share to holders of record of common stock of the Company on August 29, 2008. This dividend payment aggregated $6.5 million.

Outlook for 2008

The Company continues to focus on cost reductions and operational efficiencies throughout its businesses and, despite continued concerns over the macro-economic environment, feels comfortable with its ability to meet its operational targets. The Company continues to be cautious about the on-going credit crisis and as such has taken actions throughout the year to ensure access to capital in this tumultuous environment. As a result, it has and may continue to incur incremental costs associated with these decisions estimated at an aggregate amount of approximately $0.05 per diluted share and, therefore, is modifying its estimate of adjusted net income per diluted share for the full year of 2008 to a range of $3.45 to $3.65, including the anticipated tax benefit of the renewed research and development tax credit. This estimate excludes rationalization charges for previously announced plans, currently estimated at $0.23 per diluted share.

The Company is providing an estimate of adjusted net income per diluted share for the fourth quarter of 2008, which excludes rationalization charges, in the range of $0.45 to $0.65. The $0.20 range of estimated adjusted net income per diluted share for the fourth quarter of 2008 is reflective of the current market uncertainty regarding both consumer spending patterns and the

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SILGAN HOLDINGS
October 22, 2008
Page 7


on-going credit crisis. Should the credit markets ease, the Company may elect to unwind its current position within its credit facility, which could lead its earnings guidance to the higher end of the range.


Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the third quarter of 2008 at 11:00 a.m. eastern time on Wednesday, October 22, 2008. The toll free number for domestic callers is (800) 478-6251, and the number for international callers is (913) 312-0860. For those unable to listen to the live call, a taped rebroadcast will be available through November 5, 2008. To access the rebroadcast, the toll free number for domestic callers is
(888) 203-1112, and the number for international callers is (719) 457-0820. The pass code is 9807497.


                                     * * *


Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $2.9 billion in 2007. Silgan operates 67 manufacturing facilities in North and South America, Europe and Asia. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2007 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.


                                     * * *

                              SILGAN HOLDINGS INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
               For the quarter and nine months ended September 30,
                 (Dollars in millions, except per share amounts)


                                                    Third Quarter                Nine Months
                                                    -------------                -----------
                                                  2008         2007           2008        2007
                                                  ----         ----           ----        ----
Net sales                                        $964.3       $904.8        $2,379.4    $2,239.2

Cost of goods sold                                823.0        774.5         2,040.0     1,909.6
                                                 ------       ------        --------    --------

  Gross profit                                    141.3        130.3           339.4       329.6

Selling, general and administrative expenses       39.3         37.0           115.2       112.4

Rationalization charges                             2.4          0.7             9.8         4.0
                                                 ------       ------        --------    --------

  Income from operations                           99.6         92.6           214.4       213.2

Interest and other debt expense                    15.1         17.3            46.2        50.3
                                                 ------       ------        --------    --------

  Income before income taxes                       84.5         75.3           168.2       162.9

Provision for income taxes                         31.7         27.7            60.9        60.0
                                                 ------       ------        --------    --------

  Net income                                     $ 52.8       $ 47.6        $  107.3    $  102.9
                                                 ======       ======        ========    ========

Earnings per share:
  Basic net income per share                      $1.39        $1.26           $2.83       $2.73
  Diluted net income per share                    $1.38        $1.25           $2.80       $2.70

Cash dividends per common share                   $0.17        $0.16           $0.51       $0.48

Weighted average shares (000's):
  Basic                                          37,932       37,690          37,853      37,653
  Diluted                                        38,321       38,180          38,267      38,149


                                   SILGAN HOLDINGS INC.
                   CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                    For the quarter and nine months ended September 30,
                                   (Dollars in millions)


                                                     Third Quarter                 Nine Months
                                                     -------------                 -----------
                                                    2008       2007            2008          2007
                                                    ----       ----            ----          ----
Net sales:
     Metal food containers                         $617.4     $585.1         $1,346.1      $1,295.7
     Plastic containers                             162.6      153.1            501.6         472.7
     Closures                                       184.3      166.6            531.7         470.8
                                                   ------     ------         --------      --------
         Consolidated                              $964.3     $904.8         $2,379.4      $2,239.2
                                                   ======     ======         ========      ========

Income from operations:
     Metal food containers (a)                     $ 76.6     $ 62.7         $  134.8      $  119.2
     Plastic containers (b)                           9.1       10.3             35.2          42.5
     Closures (c)                                    17.1       21.8             53.4          58.5
     Corporate                                       (3.2)      (2.2)            (9.0)         (7.0)
                                                   ------     ------         --------      --------
         Consolidated                              $ 99.6     $ 92.6         $  214.4      $  213.2
                                                   ======     ======         ========      ========


                                  SILGAN HOLDINGS INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                  (Dollars in millions)

                                                                   Sept. 30,      Sept. 30,     Dec. 31,
                                                                     2008           2007          2007
                                                                     ----           ----          ----
Assets:
   Cash and cash equivalents                                       $  290.4       $   26.8      $   95.9
   Trade accounts receivable, net                                     487.3          456.3         219.8
   Inventories                                                        415.1          412.7         427.8
   Other current assets                                                28.4           27.3          27.7
   Property, plant and equipment, net                                 920.8          926.5         939.6
   Other assets, net                                                  430.2          419.7         429.2
                                                                   --------       --------      --------
      Total assets                                                 $2,572.2       $2,269.3      $2,140.0
                                                                   ========       ========      ========

Liabilities and stockholders' equity:
   Current liabilities, excluding debt                             $  397.1       $  344.9      $  378.0
   Current and long-term debt                                       1,303.1        1,173.7         992.5
   Other liabilities                                                  279.4          282.1         269.4
   Stockholders' equity                                               592.6          468.6         500.1
                                                                   --------       --------      --------
      Total liabilities and stockholders' equity                   $2,572.2       $2,269.3      $2,140.0
                                                                   ========       ========      ========

     (a) Includes a rationalization credit of $0.5 million for the three months ended September 30, 2008 and rationalization charges of $0.7 million for the three months ended September 30, 2007 and rationalization charges of $2.8 million and $3.8 million for the nine months ended September 30, 2008 and 2007, respectively.
     (b) Includes rationalization charges of $0.1 million for the three months ended September 30, 2008 and $0.9 million and $0.2 million for the nine months ended September 30, 2008 and 2007, respectively.
     (c) Includes rationalization charges of $2.8 million and $6.1 million for the three and nine months ended September 30, 2008, respectively.

                              SILGAN HOLDINGS INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                     For the nine months ended September 30,
                              (Dollars in millions)


                                                                    2008             2007
                                                                    ----             ----
Cash flows provided by (used in) operating activities:
   Net income                                                     $ 107.3          $ 102.9
   Adjustments to reconcile net income to net cash
    provided by operating activities:
       Depreciation and amortization                                108.3            101.5
       Rationalization charges                                        9.8              4.0
       Other changes that provided (used) cash, net
        of effects from acquisitions:
           Trade accounts receivable, net                          (269.4)          (214.1)
           Inventories                                               15.8             23.4
           Trade accounts payable and other changes, net            106.2             39.5
                                                                  -------          -------
      Net cash provided by operating activities                      78.0             57.2
                                                                  -------          -------

Cash flows provided by (used in) investing activities:
   Purchases of businesses, net of cash acquired                    (14.5)            (7.8)
   Capital expenditures                                             (87.7)          (112.6)
   Proceeds from asset sales                                          1.1              2.8
                                                                  -------          -------
      Net cash used in investing activities                        (101.1)          (117.6)
                                                                  -------          -------

Cash flows provided by (used in) financing activities:
   Dividends paid on common stock                                   (19.5)           (18.2)
   Net borrowings and other financing activities                    237.1             88.7
                                                                  -------          -------
      Net cash provided by financing activities                     217.6             70.5
                                                                  -------          -------

Cash and cash equivalents:
   Net increase                                                     194.5             10.1
   Balance at beginning of year                                      95.9             16.7
                                                                  -------          -------
   Balance at end of period                                       $ 290.4          $  26.8
                                                                  =======          =======


                                       SILGAN HOLDINGS INC.
                    RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                            (UNAUDITED)
                       For the quarter and nine months ended September 30,

                                             Table A
                                             -------



                                                                Third Quarter            Nine Months
                                                                -------------            -----------
                                                               2008       2007         2008       2007
                                                               ----       ----         ----       ----
Net income per diluted share as reported                      $1.38      $1.25        $2.80      $2.70

Adjustments:
  Rationalization charges, net of tax                          0.07       0.01         0.20       0.07
                                                              -----      -----        -----      -----

Adjusted net income per diluted share                         $1.45      $1.26        $3.00      $2.77
                                                              =====      =====        =====      =====


                                       SILGAN HOLDINGS INC.
                    RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                            (UNAUDITED)
                                 For the quarter and year ended,


                                             Table B
                                             -------



                                                                  Fourth Quarter                Year Ended
                                                                  --------------                ----------
                                                                   December 31,                December 31,
                                                                   ------------                ------------
                                                                Estimated      Actual        Estimated     Actual
                                                                ---------      ------        ---------     ------
                                                              Low      High                Low      High
                                                              2008     2008     2007       2008     2008    2007
                                                              ----     ----     ----       ----     ----    ----
Net income per diluted share as estimated
 for 2008 and as reported for 2007                           $0.42    $0.62    $0.52      $3.22    $3.42   $3.22

Adjustments:
 Rationalization charges, net of tax                          0.03     0.03     0.03       0.23     0.23    0.10
                                                             -----    -----    -----      -----    -----   -----
Adjusted net income per diluted share
 as estimated for 2008 and presented for 2007                $0.45    $0.65    $0.55      $3.45    $3.65   $3.32
                                                             =====    =====    =====      =====    =====   =====



(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company's management believes it is useful to exclude rationalization charges from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.